UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant To Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                July 25, 2007

FIRSTBANK FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in charter)

Georgia	000-51147	20-2198785
(State or other	(Commission File	(I.R.S. Employer
jurisdiction of	Number)	Identification No.)
incorporation)

120 Keys Ferry Street, McDonough, Georgia		30253
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:                 (678) 583-2265

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02       Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On July 19, 2007, the board of directors of FirstBank Financial Services, Inc. (the “Company”) elected Robert J. McDonald to serve on the board of directors of the Company.  Mr. McDonald also serves on the board of the Company’s subsidiary bank, FirstBank Financial Services (the “Bank”).

Mr. McDonald was not selected to serve as a director based on any arrangement or understanding between Mr. McDonald and any other persons.  Mr. McDonald has been named to the Audit Committee where he will meet the qualifications to be considered a “financial expert.”

In connection with his appointment to the board, Mr. McDonald will be entitled to participate in the Company’s existing board of directors fee program.  Specifically, Mr. McDonald will receive $500 per month for his service on the board, $200 for each board meeting attended, and $150 for each committee meeting attended.

[Mr. McDonald has previously engaged in banking transactions with us in the ordinary course of business and may do so in the future.]  The Bank conducts banking transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which such directors and officers have a controlling interest.  These transactions take place on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties.  In the opinion of management, these transactions do not involve more than the normal risk of collectibility or present other unfavorable features to the Bank.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRSTBANK FINANCIAL SERVICES, INC.

By:	/s/ Lisa J. Maxwell
Lisa J. Maxwell
Executive Vice President and
Chief Financial Officer

Date:	July 25, 2007